SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   December 29, 2008 (December 23, 2008)

LANE CO. #5, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51674	20-3771307
(Commission File Number)	(IRS Employer Identification No.)

2425 Post Road Suite 205, Southport, CT	06890-1267
(Address of Principal Executive Offices)	(Zip Code)

(203) 255-0341

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01 Other Events.

On December 23, 2008, Lane Co, #5, Inc., (the “Company” or “Lane”) entered into a Letter of Intent (the “Letter of Intent”) with Volcano Source Acquisition USA, Inc. (“Volcano Source”), a Delaware corporation, relating to a proposed reverse merger transaction between the parties (the “Reverse Merger”).  Under the proposed transaction, the outstanding capital stock of Volcano Source would be exchanged for shares of common stock of Lane in a Reverse Merger, resulting in Volcano Source becoming a wholly-owned subsidiary of the Company. Volcano Source is in the process of becoming a holding company for and formed at the direction of, Wu Da Lian Zhi Volcanic Bio-Technology Co. Ltd., a limited liability company registered in the People’s Republic of China, and manufacturer and distributor of natural mineral water.  It is currently contemplated that the Company will not maintain any of its assets after the Reverse Merger, but that all assets after the Reverse Merger will be those acquired from Volcano Source as a result of the Reverse Merger.

The Letter of Intent contemplates that all of Lane’s officers and directors would resign at closing, and be replaced by officers and directors of Volcano Source. The shareholders of Volcano Source would also be issued greater than 80% of Lane’s issued and outstanding shares of voting capital stock, and would therefore effectively have control over the Company after the consummation of the Reverse Merger.

In the event that the Company has not consummated a Reverse Merger with Volcano Source on or before April 22, 2009, and the parties have not mutually agreed to extend this date, the negotiations with Volcano Source will be terminated and Lane will not enter into the Reverse Merger.  The Letter of Intent also provides for earlier termination if Lane does not become current in its reporting obligations under the Securities Exchange Act of 1934, as amended, by January 31, 2009.  Volcano Source will provide a $20,000 refundable deposit if the Company does become current in its SEC reporting obligations by January 31, 2009, and refundable if the Company fails to maintain its SEC reporting obligations during the term of the Letter of Intent.  The deposit will be applied toward the purchase price at closing.  The parties have also agreed that until the later of April 22, 2009, or 30 days after the termination of the Letter of Intent, that Lane may not solicit or entertain offers from any other parties relating to the acquisition of Lane and must immediately notify Volcano Source regarding any contact between Lane, any of its officers, directors or shareholders, or any of their respective representatives, and any other person regarding any such offer or proposal or any related inquiry. Furthermore, the Company and Volcano Source have agreed to maintain the confidentiality of any information provided to it by the other party.

Except for the terms described in the immediately preceding paragraph relating to an exclusive dealing period, and maintaining confidentiality, along with the term of the Letter of Intent, the Company and Volcano Source have acknowledged that the terms set forth in the Letter of Intent are not binding on either party until the parties have entered into a definitive merger agreement. As of the date hereof, the parties have just commenced their respective due diligence reviews, and have not yet begun to draft any of the definitive agreements. There can be no assurances that a Reverse Merger or any similar transaction contemplated under the terms of the Letter of Intent will ever be consummated.

Wu Da Lian Zhi Volcanic Bio-Technology Co. Ltd., a limited liability company registered in the People’s Republic of China ("Volcanic Bio-Tech"), is principally engaged in the manufacture and distribution of natural mineral water to certain designated distributors in the major cities of China.  Volcanic Bio-Tech’s natural sparkling mineral water is from Wudalianchi, China, which is one of three major volcanic mineral cold springs in the world including Vichy in France and Ciscaucasia in Russia.  Currently, Volcanic Bio-Tech has a facility of over 38,000 square meters and includes a modern biotechnology institute, a medical research center for mineral water, and a mineral water processing and bottling facility. There are eight production lines including two lines imported from Germany, with a capacity of 145,000 bottles per day. Volcanic Bio-Tech’s “Volcanic Source” brand mineral water is distributed throughout China and enjoys high brand recognition and reputation.  Accordingly, it is one of a select few of designated water products for the Great Hall of the People, the Ziguang Pavilion, and Diaoyu Tai and is used to welcome foreign leaders and VIP guests.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2008	LANE CO. #5, INC. By: /s/ John D. Lane Name: John D. Lane Title: President and CEO